                                                                     Exhibit 3.1
ARTICLES OF ASSOCIATION OF
MOBIFON HOLDINGS B.V.
(informal translation)

having its seat in Amsterdam, as they read after the deed of amendment to the articles of association executed on 12 June 2003 before C. Holdinga, civil-law notary in Amsterdam, in respect of which amendment the Minister of Justice has advised on 12 June 2003 under number B.V. 1195992 that no objections have become apparent.

NAME AND SEAT
ARTICLE 1.

1.   The name of the company is:

     Mobifon Holdings B.V.

2.   The company has its seat in Amsterdam.

OBJECTS

ARTICLE 2.

The objects of the company are:

- to participate in Mobifon S.A., a company incorporated and existing under the laws of Romania;

- to finance, to collaborate with, to conduct the management of Mobifon S.A. and its subsidiaries and provide advice and other services;

- to invest funds for itself or on behalf of Mobifon S.A. and its subsidiaries;

-    to provide security for the debts of Mobifon S.A. and its subsidiaries;

- to undertake all that which is connected to the foregoing or in furtherance thereof,

all in the widest sense of the words.

CAPITAL

ARTICLE 3.

1. The company's authorized capital amounts to ninety thousand euro (EUR 90,000.-) and is divided into ninety thousand (90,000) shares with a par value of one euro (EUR 1.-).

2. The issue of shares (including the granting of rights to subscribe for shares) may be effected only by virtue of a resolution adopted by the shareholders' meeting;

     such a resolution shall also set out the price and other terms and conditions of issue, if any.

     The price may not be below par.

     Upon subscription for shares the nominal amount must be paid up.

3. The company may acquire fully paid-up shares (including depositary receipts issued for shares) in its own capital without paying consideration, or with due observance of article 2:207 Dutch Civil Code.

4. Furthermore, the issue of shares requires a notarial deed to that effect, executed before a civil-law notary, officiating in the Netherlands.

SHARES

ARTICLE 4.

1.   The shares shall be registered and numbered consecutively from 1 upwards.

2.   The company shall not issue share certificates.

3. The company shall not cooperate with the issue of depositary receipts issued for shares in its own capital.

4. A usufruct may be imposed on a share and shares may be pledged. The right to vote cannot be assigned to a usufructuary or to a pledgee, nor the rights conferred by law to holders of depositary receipts issued with a company's cooperation.

5. The Management Board shall keep a register in which the names and addresses of all shareholders, usufructuaries and pledgees are recorded, showing the number of shares held or on which they have a limited right, as well as the amount paid up on each share.

     In addition, the register of shareholders shall contain the date on which the shares or the right on the shares were acquired, as well as the date of the acknowledgement of the transfer or the date on which the transfer has been served upon the company.

6.   The register shall be updated regularly.

7. All entries and notes in the register of shareholders shall be signed in conformity with the provisions as stipulated in article 9 paragraph 1.

8. All shareholders, usufructuaries and pledgees shall ensure that the company is informed of their addresses.

RESTRICTIONS ON THE TRANSFER OF SHARES

ARTICLE 5.

1. Shares may be transferred only after the approval for the proposed transfer has been granted by the shareholders' meeting.

     A restriction on the transfer of shares as mentioned in this article shall not apply if the shareholder must transfer his share to a previous holder pursuant to the law. For the application of this article shares shall be deemed to include the right to subscribe for shares.

2.   The request  shall be deemed to have been approved:

     a. if, within a three-months period of the receipt of the request, the applicant is not informed of a decision, or

     b. if, together with a rejection of the application, the applicant is not notified by the shareholders' meeting of a prospective purchaser or purchasers willing and able to purchase for cash all of the shares covered by the application.

3. In case the approval is granted or may be deemed to have been granted, the applicant is free to transfer his shares for a period of three-months after the approval has been granted or is deemed to have been granted or after the three-months period as referred to under paragraph 2 a has been expired.

4. The company itself may be a prospective purchaser only after having obtained the consent of the applicant.

5. Upon request of one or more of the parties the price shall be determined by one independent expert to be appointed by the judge of the Cantonal Court (Kantongerecht) within whose jurisdiction the company has its seat.

6. The applicant may withdraw his request within one month of having been notified of the price as determined by the expert.

TRANSFER OF SHARES

ARTICLE 6.

The transfer of a share and the creation or assignment of a limited right on a share, requires a notarial deed to that effect, executed before a civil-law notary, officiating in the Netherlands.

Furthermore, the legal provisions to that effect shall apply.

MANAGEMENT

ARTICLE 7.

1. The company shall have a Management Board consisting of one or more Managing Directors.

2.   Managing Directors shall be appointed by the shareholders' meeting.

3. Managing Directors may at any time be suspended or dismissed by the shareholders' meeting.

     A suspension may last no longer than three months in total, even after having been extended one or more times, unless a resolution for dismissal is adopted, in which case this term runs until the end of the employment contract.

4. The remuneration and other terms and conditions under which each individual Managing Director is appointed shall be determined by the shareholders' meeting.

5. The shareholders' meeting may lay down internal rules regarding the manner in which the Management Board shall make decisions.

6. A Managing Director may be represented at Management Board meetings only by another Managing Director, only for a specific meeting.

7. The Management Board may also adopt resolutions without convening a meeting, provided that all of the Managing Directors have been consulted and that none objects to adopting resolutions in this manner.

8. Without prejudice to its own responsibility, the Management Board is authorized to appoint persons with such authority to represent the company and, by granting of a power of attorney; conferring such titles and powers as shall be determined by the Management Board.

9. Management Board resolutions relating to any of the matters as shall be determined and clearly defined by the shareholders' meeting and notified to the Management Board shall be subject to the approval of the shareholders' meeting.

     For the purpose of the applicability of the previous sentence a resolution of the Management Board approving a resolution of any body of a company in which the company participates shall be treated as a resolution of the Management Board to enter into a transaction as referred to in the previous sentence provided that the first mentioned resolution is subject to such approval.

     Failure to obtain the approval defined in the present paragraph shall not affect the Management Board or the Managing Directors authority to represent the company.

10. The Management Board shall comply with instructions regarding the general lines of the financial, social, economic and employment policies to be given by the shareholders' meeting.

ARTICLE 8.

In the event that one or more Managing Directors are absent or prevented from acting, the remaining Managing Directors or the sole remaining Managing Director shall be entrusted with the management of the company.

In the event that all the Managing Directors or the sole Managing Director is absent or prevented from acting, a person to be appointed for that purpose by the shareholders' meeting, shall be temporarily entrusted with the management of the company.

REPRESENTATION

ARTICLE 9.

1. The company shall be represented by the Management Board except to the extent otherwise provided by law.

     In addition, the authority to represent the company is vested in each Managing Director.

2. In all events of the company having a conflict of interest with one or more Managing Directors, the company shall continue to be represented in the manner described in the second sentence of paragraph 1 above.

     In all events in which the company has a conflict of interest with a Managing Director in his private capacity, the board resolution regarding that relevant legal act requires the prior approval of the shareholders' meeting.

     Failure to obtain the approval defined in the present paragraph shall not affect the Management Board or the Managing Directors' authority to represent the company.

FINANCIAL YEAR, ANNUAL ACCOUNTS

ARTICLE 10.

1.   The company's financial year shall be concurrent with the calendar year.

2. The Management Board shall prepare the annual accounts (consisting of the balance sheet and profit and loss account with explanatory notes thereto) within five months of the end of each financial year, unless this period is extended by the shareholders by no more than six months due to extraordinary circumstances.

     Unless the provisions of article 2:403 Dutch Civil Code apply to the company, the Management Board shall also, within the above-mentioned period, prepare an annual report.

     The annual accounts shall be signed by all Managing Directors. If the signature of one or more of these is lacking, this fact and the reason therefore shall be indicated.

3. The annual accounts shall be adopted by the shareholders' meeting. After the proposal to adopt the annual accounts has been dealt with, the proposal will be made to the shareholders' meeting to discharge, in connection with the annual accounts and all that has been said in relation thereto in the meeting of shareholders, the Managing Directors in respect of their conduct of management during the relevant financial year.

ALLOCATION OF PROFITS

ARTICLE 11.

1. The company may make distributions to the shareholders and other persons entitled to the distributable profits only to the extent that the company's shareholders' equity exceeds the sum of the paid-in part of the company's capital and the reserves which it is legally required to maintain.

2. The profit appearing from the profit and loss account adopted by the shareholders' meeting shall be at the disposal of the shareholders' meeting.

3. The company may make interim distributions only to the extent that the requirements set forth in paragraph 1 above are satisfied, and provided that it has obtained the prior approval of the shareholders' meeting.

4. There shall be no distribution of profits in favour of the company with respect to shares, or to shares of which it holds depositary receipts issued therefore, which the company has acquired in its own capital.

MEETINGS OF SHAREHOLDERS

ARTICLE 12.

1. The annual meeting of shareholders shall be held every year within six months of the end of the financial year, in which the annual accounts shall be considered and adopted, unless the period set forth in paragraph 2 of article 10 of the present articles is extended in conformity with the provisions set out therein.

     In the event the period is extended, the matters indicated in the previous sentence will be dealt with in a meeting of shareholders to be held no later than one month after the extension.

2. Meetings of shareholders shall be held in the municipality in which the company has its seat.

3. A meeting of shareholders at which the entire issued capital is represented may, by unanimous vote, adopt valid resolutions, even in the event the formalities for convening and holding a meeting are disregarded.

4. The adopted resolutions shall be recorded by the Management Board in writing. The records shall be deposited at the offices of the company for examination by the shareholders.

     Every shareholder shall be given a copy or extract of these records at request, for a price which shall not exceed the costs.

ARTICLE 13.

After the Managing Director(s) has (have) been given the opportunity to advise on this item, shareholders may also adopt resolutions without convening a meeting of shareholders, provided that the shareholders entitled to vote approve the resolution in writing (including all forms of transmission of written material) unanimously.

AMENDMENTS TO THE ARTICLES OF ASSOCIATION, DISSOLUTION, LIQUIDATION

ARTICLE 14.

1. The shareholders' meeting may resolve to amend the company's articles or to dissolve the company.

2. In the event that a resolution to dissolve the company is adopted, the liquidation shall be arranged by the Management Board, unless the shareholders' meeting appoints other liquidators.

     The remuneration to be paid to the liquidator or liquidators shall be determined by a resolution adopted at the same time as the resolution to dissolve the company.

3. The present articles shall remain effective, to the extent possible, during the liquidation.

4. Any liquidation surplus shall be distributed to the shareholders and other parties entitled thereto in proportion to their respective rights.

FINAL CLAUSE

ARTICLE 15.

The company's first financial year shall end on the thirty-first day of December two thousand and two.

                            ARTICLES OF ASSOCIATION
                                       of
                             MOBIFON HOLDINGS B.V.
                        as they read since 12 June 2003.